Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Corporation Announces the Retirement of

Vice Chairman and Secretary Gregory J. Pulles

WAYZATA, MN, July 21, 2010 – TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced that Mr. Gregory J. Pulles, Vice Chairman and Secretary of TCF Financial Corporation, will retire in January 2011 after 25 years of service.  Mr. Pulles joined TCF in 1985 as Executive Vice President and General Counsel, was elected Secretary in 1989, elected Vice Chairman in 1993, and in July 2006 was appointed to TCF’s Board of Directors.  Mr. Pulles will remain on TCF’s Board of Directors.

“We would like to thank Greg for his 25 years of outstanding and dedicated service to the company,” stated William A. Cooper, Chairman and CEO of TCF Financial Corporation.  “Greg’s success over the years is attributable to his exceptional ability to work well with people and his immense dedication to his fellow employees, TCF stockholders, and the communities he has served.”

TCF is a Wayzata, Minnesota-based national financial holding company with $18 billion in total assets.  The company has 441 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

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